N E W S R E L E A S E

Media:	Matt Stearns
Senior Vice President
202-276-0085

(For Immediate Release)
SIR ANDREW WITTY NAMED UNITEDHEALTH GROUP PRESIDENT

MINNETONKA, MN (November 11, 2019) - UnitedHealth Group (NYSE: UNH) has appointed Andrew Witty UnitedHealth Group President.

As president of UnitedHealth Group (UHG), Witty will oversee enterprise business strategy formulation, enterprise business development and partnerships and oversight of enterprise research and development and clinical capacities in addition to his responsibilities as Optum chief executive officer.

“Optum has made remarkable progress under Andrew’s leadership over the past 18 months, clarifying and focusing its strategy, and driving key priorities to advance Optum’s position as a leader in health care services,” said David S. Wichmann, UnitedHealth Group Chief Executive Officer. “I’m confident that expanding Andrew’s strategic insights more broadly across the company will help accelerate the next phase of innovation and growth at UnitedHealth Group as we focus on building and shaping the next generation health system in a socially conscious way.”

Witty was named executive vice president, UnitedHealth Group, and chief executive officer, Optum, in March 2018. He is also a member of the Office of the Chief Executive and previously served as a UnitedHealth Group company director. From 2008 to 2017, Witty was chief executive officer and a director of the leading pharmaceutical manufacturer GlaxoSmithKline (GSK). He joined GSK in 1985, and prior to being named CEO served as president of GSK Europe. Witty is former chancellor of the University of Nottingham, a British public research university, and serves on the Singapore Prime Minister’s R&D Advisory Board. He is an advisor to 8VC and Hatteras Venture Partners, as well as to the Bill and Melinda Gates Foundation. Witty was knighted in 2012 for services to the U.K. economy.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health care company dedicated to helping people live healthier lives and helping make the health system work better for everyone. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.